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                                                                      EXHIBIT 23

                         Independent Auditors' Consent

The Board of Directors
PFF Bancorp, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-20337) on Form S-8 of PFF Bancorp, Inc. of our report dated April 23, 1999, except as to note 25 to the consolidated financial statements, which is as of April 28, 1999, relating to the consolidated balance sheets of PFF Bancorp, Inc. and subsidiary as of March 31, 1999 and 1998, and the related consolidated statements of earnings, comprehensive earnings, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1999, which report appears in the March 31, 1999, annual report on Form 10-K of PFF Bancorp, Inc.


                                   KPMG LLP


Orange County, California
June 28, 1999